Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated December 19, 2008, between P&F INDUSTRIES, INC., a Delaware corporation (the “Company”), and RICHARD A. HOROWITZ (the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive and the Company are parties to that certain Employment Agreement, dated February 12, 2007 (the “Prior Agreement”) pursuant to which the Executive is employed by the Company as its Chairman, President and Chief Executive Officer; and

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement on the terms and conditions set forth herein, including amendments that the parties agree are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”);

NOW THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       POSITION/DUTIES.

(a)                                  During the Employment Term (as hereinafter defined), the Executive shall serve as the President and Chief Executive Officer of the Company and, if elected by the Board of Directors of the Company (the “Board”), Chairman.  In this capacity, the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Board shall designate that are consistent with the Executive’s positions.  The Executive shall report to the Board.

(b)                                 During the Employment Term, the Executive shall devote all of his business time, energy and skill and his best efforts to the performance of his duties with the Company; provided, however, that the foregoing shall not prevent the Executive from (i) serving on the board of directors of non-profit organizations and, with the prior written approval of the Board, other companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs or (iii) managing his and his family’s passive personal investments so long as such activities in the aggregate do not materially interfere or conflict with the performance of his duties hereunder or create a potential business conflict.

2.                                       EMPLOYMENT TERM.  The Executive’s term of employment under this Agreement shall be for a term commencing on January 1, 2007 (the “Effective Date”) and, unless terminated earlier as provided in Section 6, ending on December 31, 2011 (the “Employment Term”).

3.                                       BASE SALARY.  The Company agrees to pay the Executive a base salary at an annual rate of not less than $975,000, payable in accordance with the regular payroll practices of the Company.  The Executive’s base salary shall be subject to annual review by the Board (or a committee thereof) and may be increased, but not decreased, from time to time by the Board.  The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.                                       BONUS.  During the Employment Term, the Executive shall be eligible for an annual discretionary incentive payment under the Company’s Executive 162(m) Bonus Plan, as amended or as may be amended from time to time, or any successor annual bonus plan (the “Bonus Plan”), with a target of 90% of the Executive’s then-current Base Salary (the “Target Bonus”) (as prorated for partial years).  Any annual bonus shall be paid in accordance the terms and conditions of the Plan.

5.                                       EMPLOYEE BENEFITS.

(a)                                  Benefit Plans.  The Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit generally of its senior executives at a level commensurate with his position, subject to satisfying the applicable eligibility requirements.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)                                 Make-Up Payments.  Through the earlier of (i) December 31, 2016, (ii) the Executive’s death, or (iii) the Executive’s termination for Cause (as hereinafter defined) or resignation without Good Reason (as hereinafter defined), the Company will pay the Executive $45,064.37 (each a “Make Up Payment”) on or before March 15 of each calendar year to cover premiums on a life insurance policy (reflecting the prior change in the split dollar arrangement).  This provision shall survive any expiration of the Employment Term and any termination of the Executive’s employment (other than due to the Executive’s death or a termination of the Executive’s employment prior to the expiration of the Employment Term by the Company for Cause or by the Executive without Good Reason).

(c)                                  Vacations.  The Executive shall be entitled to an annual paid vacation of six weeks per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to senior executives.

(d)                                 Business and Entertainment Expenses.  Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties hereunder.

(e)                                  Automobile.  During the Employment Term, the Company will provide the Executive, at the Company’s expense, with a current model automobile similar to the automobile currently furnished to the Executive.  In addition, upon submission of appropriate documentation, the Company shall pay or reimburse the Executive for the cost of insurance, maintenance and gas incurred for business purposes and other business related operating expenses incurred for such automobile during the Employment Term.  The Executive shall be entitled to request a new automobile at the end of each three (3) year period commencing on the Effective Date.

6.                                       TERMINATION.  The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)                                  Disability.  Upon 30 days’ prior written notice by the Company to the Executive of termination due to Disability if the Executive does not return to full-time continuous employment with the Company within such 30 days.  For purposes of this Agreement, “Disability” shall be defined as the Executive’s becoming physically or mentally disabled, whether totally or partially, so that he has been unable to perform his material duties hereunder for a period of 180 days (including weekends and holidays) during any 365-day period.

(b)                                 Death.  Automatically on the date of death of the Executive.

(c)                                  Cause.  The Company may terminate the Executive’s employment hereunder for Cause immediately upon written notice by the Company to the Executive of a termination for Cause.  “Cause” shall mean the Executive’s:

(i)                                     refusal or willful failure to attempt in good faith to perform his duties (other than as a result of physical of mental incapacity);

(ii)                                  gross negligence or willful misconduct with regard to the Company, its assets or employees of a material nature or any fraud, theft or material dishonesty with regard to the Company or in the performance of his duties;

(iii)                               willful misconduct which in the good faith judgment of the Board has or may materially damage the Company economically or reputation wise;

(iv)                              commission of any felony or any other crime involving fraud, dishonesty, securities law violations or moral turpitude, provided that any conviction for, or pleading guilty or nolo contendere to, any such felony or other crime shall conclusively be deemed acknowledgement by the Executive of commission thereof;

(v)                                 failure to attempt in good faith to follow the written direction of the Board; or

(vi)                              material breach of a material term of this Agreement or any other material agreement with the Company that is not cured within 15 days of the giving of written notice thereof.

The Executive may only be terminated for Cause by a vote of a majority of the full Board (excluding the Executive for purposes of determining the number necessary to constitute a majority) and, prior to any termination for Cause, the Executive will be given 5 business days written notice specifying the alleged Cause event and will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event.  After providing the notice in foregoing sentence, the Board may suspend the Executive with pay until a final determination pursuant to this paragraph has been made.  In the event of a Cause termination after a Change in Control, the Company shall bear the burden of proof by a preponderance of the evidence.

(d)                                 Without Cause.  Upon written notice by the Company to the Executive of an involuntary termination without Cause, other than for death or Disability.

(e)                                  Good Reason.  Upon written notice by the Executive to the Company of a termination for Good Reason provided that such notice is given within 60 days of the Good Reason event.  “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are cured by the Company within 30 days following written notification by the Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

(i)                                     any reduction or diminution in the Executive’s title, including non-election or removal from the position of Chairman unless the separation of the positions of Chairman and Chief Executive Officer is required by applicable law;

(ii)                                  any material reduction or diminution in the Executive’s then authorities, duties, or responsibilities;

(iii)                               a material reduction in the Executive’s Base Salary or benefits (but not including any reduction related to a broader compensation reduction by the Company that is not limited to any particular employee or executive);

(iv)                              a relocation of the Executive’s principal business location to an area outside of a 35 mile radius of both the Executive’s principal business location and the Executive’s principal residence at the time of such relocation; or

(v)                                 a material breach of the Agreement by the Company.

Notwithstanding the foregoing, the Executive agrees that, during any period of incapacity, the Company may appoint or temporarily assign his duties to another or others without such action resulting in Good Reason.

(f)                                    Without Good Reason.  Upon 60 days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

7.                                       CONSEQUENCES OF TERMINATION.

(a)                                  Disability.  In the event the Executive’s employment is terminated due to Disability the Company shall pay or provide the Executive (i) any unpaid Base Salary through the date of termination paid in accordance with the Company’s normal payroll policies as if the Executive were an employee; (ii) any annual bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, paid when such annual bonus would have ordinarily been paid in accordance with the Bonus Plan; (iii) reimbursement for any unreimbursed expenses through the date of termination incurred and paid in accordance with the Company’s normal reimbursement procedures; (iv) any other amounts and benefits the Executive is entitled to receive under any employee benefit plan in accordance with the terms of the applicable plan (collectively items (i) through (iv) shall be hereafter referred to as the “Accrued Amounts”); (v) a pro-rata portion of the Executive’s annual bonus for the fiscal year in which the Executive’s termination occurs based on actual results for the fiscal year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365), paid when such annual bonus would have ordinarily been paid in accordance with the Bonus Plan (the “Pro Rata Bonus”); (vi) full vesting of all equity awards granted to the Executive on or after the Effective Date; (vii) Subject to Section 25(b) hereof and solely to the extent the Executive does not otherwise receive such coverage under any other medical benefits available to the Executive as a result of his Disability, continued coverage at the Company’s expense (other than as set forth below) under the Company’s group health insurance plans in which the Executive participated immediately prior to the date of termination, with the Company portion of the premium for any such coverage paid on a monthly basis, for the Executive and the Executive’s dependents until the earliest of (i) the Executive’s 65th birthday and (ii) the Executive’s ceasing to have a physical or mental disability that would have prevented him from performing his material duties hereunder, which coverage period shall run concurrently with the applicable continuation coverage for the Executive and the Executive’s dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); provided that the Executive pays the same premium amount for such coverage as the Executive would pay if an active employee under the Company health plans (as determined based on the premium rate in effect for the Executive on the Executive’s date of termination and excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars); and (viii) continued payment of the Make-Up Payments in accordance with Section 5(b) (including payment timing).  Following a termination due to Disability all equity awards granted to the Executive prior to the Effective Date shall be governed in accordance with the terms of the applicable grant agreements.

(b)                                 Death.  In the event the Executive’s employment is terminated due to the Executive’s death, the Company shall pay or provide to the Executive’s estate (i) the Accrued Amounts; (ii) the Pro Rata Bonus; (iii) full vesting of all equity awards granted to the Executive on or after the Effective Date; and (iv) subject to the Executive’s dependents timely election of continuation coverage under COBRA, continued coverage pursuant to COBRA at the Company’s expense under the Company’s group health insurance plans in which the Executive participated immediately prior to the date of termination, with the premium for any such coverage paid on a monthly basis, for the Executive’s dependents until the earlier of (i) 3 years from the date of the Executive’s death and (ii) the Executive’s dependents ceasing to be eligible for COBRA coverage.  Following a termination due to the Executive’s death all equity awards granted to the Executive prior to the Effective Date shall be governed in accordance with the terms of the applicable grant agreements.

(c)                                  Termination For Cause Or Without Good Reason.  In the event the Executive’s employment is terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay or provide to the Executive the Accrued Amounts.  Following any such termination all equity awards granted to the Executive shall be governed in accordance with the terms of the applicable grant agreements.

(d)                                 Termination Without Cause Or For Good Reason.  In the event the Executive’s employment is terminated (x) by the Company other than for Cause or (y) by the

Executive for Good Reason, and Section 8(a) does not apply, the Company shall pay or provide to the Executive (i) the Accrued Amounts; (ii) continued payment of the Make-Up Payments paid in accordance with Section 5(b) (including payment timing); and (iii) subject to Section 9:

(A)                  subject to Section 25(b), continued payments of Base Salary for 18 months following the date of termination (the “Severance Payment”) paid in accordance with the Company’s normal payroll policies as if the Executive were an employee (but off employee payroll); provided, that unless subject to further delay as set forth in Section 25(b), the first payment of the Severance Payment will made on the sixtieth (60th) day after the date of termination and will include payment of any amounts that would otherwise be due prior thereto;

(B)                    the Pro Rata Bonus; and

(C)                    subject to the Executive’s timely election of continuation coverage under COBRA, continued coverage of the Executive and his dependents pursuant to COBRA at the Company’s expense under the Company’s group health insurance plans in which the Executive participated immediately prior to the date of termination, with the premium for any such coverage paid on a monthly basis until the earliest of (I) 18 months from the date of termination, (II) the Executive becoming eligible for medical benefits from a subsequent employer, or (III) the Executive otherwise becoming ineligible for COBRA (the “COBRA Benefit”).

Following any such termination all equity awards granted to the Executive shall be governed in accordance with the terms of the applicable grant agreements.  Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company.

8.                                       CHANGE IN CONTROL.

(a)                                  Notwithstanding anything herein to the contrary, subject to Sections 8(d), in the event the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason within two years following a Change in Control, then in lieu of the amounts and benefits under Section 7(d), the Company shall pay or provide to the Executive (i) the Accrued Amounts; (ii) continued payment of the Make-Up Payments paid in accordance with Section 5(b) (including payment timing); and (iii) subject to Section 9:

(A)                              subject to Section 25(b), payment in an amount equal to the greater of (I) and (II) where (I) equals 18 months Base Salary and (II) equals the lesser of:

(1)                                  two times the sum of (X) the Executive’s Base Salary plus (Y) the amount of any annual bonus the Executive received for the year prior to the Change in Control; or

(2)                                  3% of the value on the date of the Change in Control of the Company’s outstanding shares on a fully diluted basis on the date of such Change in Control (without regard for any outstanding options with an exercise price less than the consideration paid for the Company’s shares in the Change in Control);

such payment to be made as follows:  (x) if the Change in Control is not as a result of an event that constitutes a “change in control event” within the meaning of Code Section 409A (a “409A Change in Control”), then an amount equal to 18 months Base Salary shall be paid to the Executive in the form and manner set forth in Section 7(d)(iii)(A) above and the remainder of such payment shall be paid to the Executive in a lump sum on the date that is six months and one day after the date of termination, and (y) if the Change in Control does result from an event that constitutes a 409A Change in Control, then the full amount of such payment shall be paid to the Executive in a lump sum on the 60th day after the date of termination;

(B)                                the Pro Rata Bonus; and

(C)                                the COBRA Benefit.

Following any such termination all equity awards granted to the Executive shall be governed in accordance with the terms of the applicable grant agreements.

(b)                                 Notwithstanding anything herein to the contrary, subject to Sections 8(d), in the event the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason within six months prior to a Change in Control but which the Executive reasonably demonstrates (x) was at the request of a third party who is the acquirer in the Change in Control or (y) otherwise arose in connection with, or in anticipation of, the Change in Control which actually occurs, then in addition to the amounts and benefits provided under Section 7(d), the Company shall, subject to Sections 9 and 25(b), pay to the Executive the excess of the amount that would be payable under Section 8(a)(iii)(A) above 18 months Base Salary, which excess amount shall be paid to the Executive in a lump sum on the date that is six months and one day after the date of termination.

(c)                                  For purposes of this Agreement, “Change in Control” will mean the occurrence of one of the following events:

(i)                                     any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this subsection (i) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner:

(A)                              the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary),

(B)                                any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary,

(C)                                any underwriter temporarily holding securities pursuant to an offering of such securities, or

(D)                               any person pursuant to a Non-Qualifying Transaction (as defined below);

(ii)                                  individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director.

(iii)                               the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:

(A)                              50% or more of the total voting power of:

(x)                                   the corporation resulting from such Business Combination (the “Surviving Corporation”), or

(y)                                 if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”),

is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination;

(B)                                no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and

(C)                                at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination

(any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)                              consummation of the sale of all or substantially all of the Company’s assets or stockholder approval of a liquidation or dissolution of the Company, unless the voting common equity interests of the acquirer of such assets or an ongoing entity (other than a liquidating trust), as the case may be, based on total voting power, are at least more than 50% beneficially owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as such shareholders owned the Company’s outstanding voting common equity interests immediately prior to such sale or liquidation and, if a plan of liquidation or dissolution, such ongoing entity assumes all existing obligations of the Company under this Plan.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities, based on total voting power, as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

(d)                                 Notwithstanding anything else herein, if any payment or benefit, within the meaning of Section 280G(b)(2) of the Code, to the Executive or for Executive’s benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the amounts and benefits provided under this Agreement or otherwise that are subject to Section 280G of the Code as a result of the transaction will be automatically reduced to an amount that equals the product of 2.99 multiplied by the Executive’s “base amount” (as determined in accordance with Sections 280G and 4999 of the Code by the Company’s certified public accountants unless the Company and the Executive mutually agree to the appointment of an independent certified public accounting firm), such that the Executive will not be subject to the Excise Tax.  Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement in reverse order of receipt, then to the vesting on any equity, with underwater stock options first net withholding, and thereafter any in-the-money stock options starting from the stock options with smallest spread between fair market value and exercise price, and thereafter any restricted stock or restricted stock units.

9.                                       RELEASE.  Any and all amounts payable and benefits or additional rights provided pursuant to Sections 7(d)(iii), 8(a)(iii) or 8(b) shall only be payable or provided if the Executive executes and delivers to the Company a general release of all claims against the Company in the form attached to the Agreement as Appendix A (the “Release”) (with such changes as the Company may request to support the legality and effectiveness of the Release).  The Company shall provide the Executive with a copy of the Release within seven (7) days following the Executive’s date of termination and the Executive will be required to provide the Company with an executed copy of the Release that has become effective within sixty (60) days following the Executive’s date of termination.

10.                                 RESTRICTIVE COVENANTS.

(a)                                  Confidentiality.  The Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the reasonable good faith performance of his duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company.  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)                                 Nonsolicitation.  During the Executive’s employment with the Company and for the 18 month period thereafter, the Executive agrees that he will not, except in the furtherance of his duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit or hire any employees, representatives or agents of the Company (or any of its affiliates) or (ii) solicit any of the Company’s customers.

(c)                                  Noncompetition.  The Executive acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services to a competing business will result in irreparable harm to the Company.  Accordingly, during the Executive’s employment hereunder and for the 18 month period thereafter, the Executive agrees that the Executive will not, (i) enter the employ of (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation), or render any services to, any person, firm, corporation or other entity, in whatever form, engaged or actively planning to be engaged in any Competitive Business, (ii) directly or indirectly, own, manage, operate, control or otherwise engage in such a Competitive Business for his own account, or (iii) directly or indirectly, become interested in a Competitive Business as an individual, partner, shareholder, director, officer, principal, agent, trustee or in any other relationship or capacity.  “Competitive Business” will mean, as of any date, any business competitive with any business then being conducted by the Company and operating in some or all of the same geographic areas; provided that, upon the termination of the Executive’s employment such determinations shall thereafter be determined as of the date of the termination.  The foregoing shall not be violated by the Executive’s providing services to a noncompetitive portion of a group of related businesses which noncompetitive portion consists of less than 20% of the overall revenues of such group of related businesses measured based on the fiscal year prior to the fiscal year in which the Executive had his initial relationship with such noncompetitive portion, nor by ownership of less than 2% of public company stock or debt or a passive interest of less than 2% in a pooled account, such as a hedge fund, private equity fund or mutual fund.

(d)                                 Nondisparagment. During the Employment Term and thereafter, the Executive agrees not to disparage or encourage or induce others to disparage the Company or any of its affiliates or any of its and their past and present officers, directors, employees, products or services.  For purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements to the press, to the Company or any of its affiliates or any of its or thier officers, directors, or employees or to any individual or entity with whom the Company or any of its affiliates has a business relationship (including, without limitation, any vendor, supplier, customer or distributor of the Company or any of its affiliates) that would adversely affect in any manner: (i) the conduct of any business of the Company or any of its affiliates (including, without limitation, any business plans or prospects) or (ii) the business reputation of the Company or any of its affiliates or any of its and their officers, directors, employees, products or services.  Notwithstanding the foregoing, this Section 10(d) shall not apply to truthful statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings or normal competitive statements.

(e)                                  Reformation.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(f)                                    Survival of Provisions.  The obligations contained in this Section 10 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

11.                                 COOPERATION.  Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which he has knowledge as a result of his employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company.  The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates.  The Executive also agrees to promptly inform the Company (to the extent he is legally permitted to do so) if he is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.  Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 11.

12.                                 EQUITABLE RELIEF AND OTHER REMEDIES.

(a)                                  The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(b)                                 In the event of a violation of Section 10 or 11 of this Agreement, any severance being paid to the Executive by the Company pursuant to this Agreement (or any successor agreement) or otherwise shall immediately cease.

13.                                 NO ASSIGNMENTS.

(a)                                  This Agreement is personal to each of the parties hereto.  Except as provided in Section 13(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

(b)                                 The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement and, if applicable, any Change in Control Agreement (but without creating any rights on a second change in control), in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

14.                                 NOTICE.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit with the overnight delivery service if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the last address (or to the facsimile number) shown on the records of the Company;

With a copy to:

Sonnenschein Nath & Rosenthal LLP

1301 K Street, N.W.

Suite 600, East Tower

Washington, DC  20005

Facsimile: (202) 408-6399

Attn:  Michael R. Maryn, Esq.

If to the Company:

P&F Industries, Inc.

445 Broadhollow Road

Suite 100

Melville, New York  11747

Facsimile: (631) 773-4230

Attn:  Chief Operating Officer

With a copy to:

Certilman Balin Adler & Hyman, LLP

90 Merrick Avenue

East Meadow, New York  11554

Facsimile: (516) 296-7111

Attn:  Steven J. Kuperschmid, Esq.

and

Proskauer Rose LLP

1585 Broadway

New York, New York  10036-8299

Facsimile: (212) 969-2900

Attn:  Michael Sirkin, Esq.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.                                 SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

16.                                 SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.                                 COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

18.                                 ARBITRATION.  Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company, other than injunctive relief under Section 12 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York (applying New York law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome (a) each party shall pay all its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be borne equally among the parties; provided, however, in the event that the arbitrator determines that the Executive is the prevailing party, then the Company shall pay or reimburse all reasonable legal fees and expenses incurred by the Executive.

19.                                 INDEMNIFICATION.  The Company hereby agrees to indemnify the Executive and hold him harmless to the extent provided under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company.  This obligation shall survive the termination of the Executive’s employment with the Company.

20.                                 LIABILITY INSURANCE.  The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

21.                                 MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto (including without limitation the Prior Agreement) with respect to the employment of the Executive by the Company and, together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

22.                                 NO MITIGATION; TERMINATION CLAIM LIMIT.  In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as provided in Section 12(b) hereof.  Any claim by the Executive for damages as a result of a termination based on Section 6(c)(iv) shall not be brought prior to resolution of the criminal case and the Executives damages shall be limited to (a) the monetary amounts the Executive would have received in the event of a termination without Cause and (b) the intrinsic value on the termination date of any equity vested at, or upon, such termination that the Executive forfeited or did not receive because of the classification of the termination for Cause (and the Executive shall have no right to the equity, which shall be cancelled upon the termination for Cause).

23.                                 REPRESENTATIONS.  The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him form entering into this Agreement or performing all of his obligations hereunder.

24.                                 WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

25.                                 SECTION 409A COMPLIANCE.

(a)                                  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent.  If the Executive notifies the Company (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, and modifying such provision would avoid such additional tax or interest, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.  Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A that is payable due to the Executive’s Separation from Service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to the Executive (subject to the last sentence of this Section 25(b)) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s Separation from Service, and (ii) the date of the Executive’s death (the “Delay Period”).  For avoidance of doubt, the Severance Payment shall not be treated as non-qualified deferred compensation that is required to be delayed in compliance with Code Section 409A(a)(2)(B) to the extent that it meets the exemption set forth in Department of Treasury Regulation Section 1.409A-1(b)(9)(iii) (for separation pay due to involuntary separation from service) and only that portion, if any, of the Severance Payment that exceeds the exempt amount shall be subject the delay, if any, required pursuant to the preceding sentence.  On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 25(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due to the Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding the foregoing, to the extent that the provision of any welfare benefits provided to the Executive following his Separation from Service will be treated as non-qualified deferred compensation that is required to be delayed (after taking into account the exemption in Department of Treasury Regulation Section 1.409A-1(b)(9)(v)) but would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of the premiums for such welfare benefits during the Delay Period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion.

(c)                                  In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

(d)                                 To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to the Executive for Federal income tax purposes, such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

(e)                                  With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(f)                                    If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(g)                                 Whenever a payment under the Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(h)                                 To the extent that this Agreement provides for your indemnification by the Company and/or the payment or advancement of costs and expenses associated with indemnification, any such amounts shall be paid or advanced to the Executive only in a manner and to the extent that such amounts are exempt from the application of Code Section 409A in accordance with the provisions of Treasury Regulation 1.409A-1(b)(10) or that are provided in accordance with Code Section 409A.

26.                                 SARBANES-OXLEY.  The Executive hereby acknowledges and agrees that he is subject to Section 304 of the Sarbanes-Oxley Act of 2002, and that pursuant thereto he may under certain circumstances be obligated to pay back to the Company certain amounts previously received by him.

[End of text - Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

P&F INDUSTRIES, INC.

By:	/s/ Joseph A. Molino, Jr.
Name:	Joseph A. Molino, Jr.
Its:	VP and Chief Operating Officer

/s/ Richard A. Horowitz
Richard A. Horowitz

APPENDIX A

FORM OF RELEASE

AGREEMENT AND GENERAL RELEASE AND WAIVER, dated as of                              (the “Agreement”), by and between RICHARD A. HOROWITZ (the “Employee”) and P&F INDUSTRIES, INC., a Delaware corporation (the “Company”).

The Employee and the Company mutually want to enter into this Agreement concerning the Employee’s separation from the Company.  Where appropriate in the context of this Agreement, the term “Company” includes, the Company’s past, present and future subsidiaries, affiliates, divisions, parents, and any of its or their respective predecessors, successors, assigns, assets, employee benefit plans or funds and its or their past, present and future directors, officers, fiduciaries, trustees, administrators, representatives, shareholders, agents, employees, and independent contractors, whether acting on behalf of the Company or in their individual capacities.

1.                                       The Employee acknowledges and agrees that (a) his last date of employment with the Company was                      (the “Termination Date”), (b) the Termination Date was the termination date of his employment with the Company for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, (c) the Company shall have no obligation to rehire the Employee, or to consider him for employment, after the Termination Date, and (d) he will not seek employment with the Company at any time in the future.

2.                                       The Employee acknowledges that he has carefully read this Agreement in its entirety, the terms and implications of this Agreement have been fully explained to the Employee, the Employee has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any provision of this Agreement, and that he fully understands the significance of all of the terms and conditions of this Agreement.

3.                                       The Employee acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days and decide for himself whether or not he wants to sign it.

4.                                       The Employee acknowledges that he has been advised to consult with an attorney of his choice concerning this Agreement and the implications to the Employee of signing or not signing it.

5.                                       The Employee acknowledges that he has carefully considered other alternatives to executing this Agreement, and has decided that he wants to sign it.

6.                                       The Employee may accept this Agreement by signing it and returning it to                           , P&F Industries, Inc., 445 Broadhollow Road, Suite 100, Melvile, New York, 11747, within twenty-one (21) days of his receipt of this Agreement.  The Employee is entitled to change his mind and revoke this Agreement by indicating his desire to do so in writing

delivered to                      at the address above (or by fax at (     )    -     ) by no later than 5:00 p.m. EST on the seventh (7th) day after the date he signs this Agreement (the “Revocation Period”).  This Agreement will not become effective and the Employee will not receive any of the benefits set out below until the eighth (8th) day after the Employee signs it (the “Effective Date”).  If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day.

7.                                       In consideration for the Employee’s signing and not revoking this Agreement, the Company has agreed to pay the Employee the consideration set forth in Section [IF TERMINATION IS NOT IN CONNECTION WITH A CHANGE IN CONTROL - 7(d)(iii) and if applicable, 8(b)] [IF TERMINATION IS IN CONNECTION WITH A CHANGE IN CONTROL – 8(a)(iii)] of that certain Executive Employment Agreement, dated as of December     , 2008, by and between the Company and the Employee (the “Employment Agreement”).  The Company and the Employee expressly agree that the Company is not otherwise obligated to pay such consideration; that the Employee is not otherwise entitled to receive any of such consideration; and that, if the Employee does not sign this Agreement or revokes this Agreement during the Revocation Period, the Company will have no further obligations to the Employee under this Agreement, including, without limitation, the obligation to make the payments set forth in Section 7 of this Agreement.

8.                                       By entering into this Agreement, the parties do not admit, and specifically deny, any liability or wrongdoing, or violation of any law, statute, order, regulation or policy.  It is expressly understood and agreed that this Agreement is being entered into solely for the purpose of avoiding the costs of litigation and amicably resolving all matters in controversy, disputes, causes of action, claims, contentions and differences of any kind whatsoever which have been or could have been alleged by the respective parties against each other.

9.                                       The Employee acknowledges that he knows that there are various state and federal laws which prohibit employment discrimination on the basis of age, sex, race, color, creed, national origin, marital status, religion, disability or veteran status and that these laws are enforced through the Federal Equal Employment Opportunity Commission, the New York State Division of Human Rights and various city, county and local human rights agencies.  In addition, the Employee acknowledges that he knows that there are other federal, state, and local laws of other types or description regarding employment, including, but not limited to, claims arising from or derivative of the Employee’s employment with the Company.

10.                                 The consideration set forth in Section 7 of this Agreement is in full and complete satisfaction of all claims whatsoever the Employee may have against the Company arising from the Employee’s employment and/or separation from employment with the Company, or from any other matter whatsoever up to and including the date of this Agreement, whether known or unknown.  Without limiting the generality of the foregoing, the Employee hereby releases, waives, and forever discharges any and all claims of any kind against the Company arising from the Employee’s employment and/or separation from employment with the Company, or from any other matter whatsoever up to and including the date of this Agreement, whether known or unknown, that he may have or had, including, but not limited to, fraud, claims arising under Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et.

seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000 et. seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, 42 U.S.C. §1983, The Equal Pay Act, as amended, 29 U.S.C. §206(d)(1), the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et. seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et. seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et. seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et. seq., the Civil Rights Act of 1991, 105 Stat. 1071, Executive Order 11246, the Sarbanes-Oxley Act of 2002 (a federal whistleblower law), the New York State Human Rights Law, New York City Human Rights Law, New York Equal Pay Law and N.Y. Lab. Law, Section’s 201-c (adoptive parent leave) and 740 (whistle blower statute (private employees)), all as amended, and any other federal, state and local fair employment practice law, workers’ compensation law, unemployment insurance law, and any other employee relations duties and obligations, whether imposed by express or implied contract, tort (including, but not limited to, all intentional torts, negligence, negligent hiring, training, supervision or retention), common law, equity, public policy statute, executive order or law, any claims for physical or emotional distress or injuries, or any other duty obligation of any kind or description, as well as any rights or claims the Employee or his attorney or other representative have or may have for costs, expenses, attorneys’ fees or otherwise.  The foregoing shall not apply to the Employee’s right to receive the payments and benefits provided under Sections [IF TERMINATION IS NOT IN CONNECTION WITH A CHANGE IN CONTROL - 7(d)(i) and (ii)] [IF TERMINATION IS IN CONNECTION WITH A CHANGE IN CONTROL – 8(a)(i) and (ii)] of the Employment Agreement, nor to the Employee’s rights, if any, to indemnification as an officer of the Company or a fiduciary of any Company benefit plan.  In addition, nothing in this Agreement shall be construed to prevent the Employee from filing a charge with, or participating in an investigation conducted by, any governmental agency, including, without limitation, the Equal Employment Opportunity Commission or applicable state/city fair employment practices agency, to the extent required or permitted by law, or to prevent any challenge by the Employee to the waiver and release of any claims as set forth herein.

11.                                 The Employee agrees to keep this Agreement confidential and not to reveal its contents to anyone except his attorney, his immediate family or his financial consultant, or as required by law.  The Employee will be responsible for any disclosure by them.  The Company agrees to keep this Agreement confidential and not to reveal the contents to anyone except its attorneys, accountants, officers, directors and human resources director.  The foregoing will not prohibit disclosure of this Agreement as required by law or regulation, including, but not limited to, those of the U.S. Securities And Exchange Commission and the rules of any exchange, quotation system and/or self regulatory organization on which or with which the Company’s securities are quoted, listed and/or traded, as the case may be; provided that if the Employee is required to make a disclosure pursuant to the foregoing he agrees to give the Company prompt written notice thereof and cooperate with the Company’s efforts to seek a protective order.

12.                                 The Employee represents and warrants that he has returned all property belonging to the Company and has deleted from his home or personal computer, personal e-mail accounts and electronic filings all Company information.

13.                                 The parties hereto agree and acknowledge that Sections [IF

TERMINATION IS NOT IN CONNECTION WITH A CHANGE IN CONTROL - 7(d)] [IF TERMINATION IS IN CONNECTION WITH A CHANGE IN CONTROL – 8(a)], 10, 11, 12, 16, 18, 19, 20, 21, 22, 25 and 26 of the Employment Agreement shall remain in full force and effect and shall remain fully enforceable following the Effective Date.

14.                                 The payments set forth in Section 7 of this Agreement are subject to taxes and all applicable withholding requirements.

15.                                 Except as specifically set forth in this Agreement, this Agreement constitute the entire agreement between the Employee and the Company with respect to the subject matter hereof and may only be modified, altered or changed in writing, signed by both the Company and the Employee.

16.                                 This Agreement has been executed freely, knowingly and voluntarily by the Employee without duress, coercion, or undue influence, with a full understanding of its terms.  The Employee acknowledges and agrees that, prior to executing this Agreement, he has been provided with sufficient time in which to consider this Agreement and that, in deciding to execute this Agreement, he has relied on his own judgment and further acknowledges that he is fully aware of its contents and of its legal effects.  The parties to this Agreement agree that no fact, evidence or transaction currently unknown to them but which may hereafter become known to them shall affect in any way or manner the final or unconditional nature of this Agreement.

17.                                 This Agreement shall be interpreted and construed and enforced in accordance with the laws of the State of New York, excluding choice of law principles thereof.

18.                                 This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns and legal representatives.

19.                                 The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision of this Agreement, or part thereof, shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction is authorized to so reform such invalid or unenforceable provision, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

20.                                 BY SIGNING THIS AGREEMENT, THE EMPLOYEE STATES THAT: HE HAS READ IT; HE UNDERSTANDS IT AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS; HE AGREES WITH EVERYTHING IN IT; HE WAS TOLD, IN WRITING, TO CONSULT AN ATTORNEY BEFORE SIGNING IT; HE HAS HAD [21] [45] DAYS TO REVIEW THE AGREEMENT AND THINK ABOUT WHETHER OR NOT HE WANTED TO SIGN IT; AND HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

[Remainder of page intentionally left blank.]

WHEREFORE, the Employee and the Company now voluntarily and knowingly execute this Agreement as of the day and year first written above.

P&F INDUSTRIES, INC.

By:

Name:
(Please print)
Title:

Richard A. Horowitz

Sworn to by Richard A. Horowitz before me this          day of                             , 200      .

Notary Public